EXHIBIT 10.30
Execution Copy
AMENDMENT AND TEMPORARY WAIVER AGREEMENT
     THIS AMENDMENT AND TEMPORARY WAIVER AGREEMENT (this “Amendment”), is made and entered into as of November 14, 2007 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, “ACG”), AMERICAN COLOR GRAPHICS FINANCE, LLC, a Delaware limited liability company (together with any permitted successors and assigns, “ACG Finance” and, together with ACG, the “ACG Parties”), the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).
RECITALS
     1. ACG Finance, the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Credit Agreement, dated as of September 26, 2006, as amended by that certain Omnibus Amendment of Loan Documents, dated as of June 13, 2007 (the “Omnibus Amendment”) (as amended prior to the date hereof, the “Existing Credit Agreement”); ACG Finance, ACG, in its capacity as servicer (in such capacity, the “Servicer”) and the Administrative Agent are parties to that certain Servicing Agreement, dated as of September 26, 2006, as amended by that certain First Amendment to Servicing Agreement, dated as of March 30, 2007, as further amended by the Omnibus Amendment, and as further amended by that certain letter amendment dated July 3, 2007 (as amended prior to the date hereof, the “Existing Servicing Agreement”); and ACG Finance and ACG are parties to that certain Contribution and Sale Agreement, dated as of September 26, 2006 (the “Existing Contribution Agreement”).
     2. The ACG Parties have advised the Administrative Agent and the Lenders that they will be unable to satisfy the requirements of (i) Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 5.3 of the Existing Servicing Agreement, with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007.
     3. ACG has further advised the Administrative Agent and the Lenders that it has reached an agreement with certain holders of the Second Lien Notes (as hereinafter defined) pursuant to which ACG will solicit the consent of the holders of at least 90% of the outstanding principal amount of the Second Lien Notes (such holders being referred to herein as the “Consenting Noteholders”) by which such Consenting Noteholders would (i) accept promissory notes (the “Second Lien Supplemental Notes”), due March 15, 2008, in lieu of cash payment of scheduled interest due on December 15, 2007 under the Second Lien Notes, (ii) prospectively waive any default or event of default as a result of ACG’s failure to pay in cash the interest due to the Consenting Noteholders on December 15, 2007 under the Second Lien Notes, and (iii) cause the Second Lien Indenture to be amended to allow the incurrence by ACG of an additional $5 million of secured indebtedness.

     4. ACG Finance and ACG have requested that the Lenders (i) provide a limited waiver of the Pending Defaults (as hereinafter defined), and (ii) continue to make available to ACG Finance the Loans.
     5. The Lenders and the Administrative Agent are willing to provide a limited waiver of the Pending Defaults and continue to make available the Loans to ACG Finance, based upon and subject to the terms and conditions specified in this Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
Definitions
     Section 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment have the following meanings:
     “Amended and Restated Indenture” means that certain Amended and Restated Indenture, dated as of November 14, 2007, among ACG, ACG Holdings, Inc. and The Bank of New York Trust Company, N.A., as trustee, issued in connection with the Second Lien Supplemental Notes and amending the Second Lien Indenture.
     “Amended Contribution Agreement” means the Existing Contribution Agreement as amended hereby.
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Amended Servicing Agreement” means the Existing Servicing Agreement as amended hereby.
     “Amendment Effective Date” shall mean, in accordance with Article V of this Amendment, the date upon which ACG and ACG Finance have satisfied in the determination of the Administrative Agent and the Lenders (or satisfaction thereof has been waived by the Administrative Agent and the Lenders) each of the conditions set forth in Article V of this Amendment.
     “Consenting Noteholders” shall have the meaning ascribed to it in the Recitals hereto.
     “Pending Defaults” means (A) ACG Finance’s and ACG’s failure to satisfy the requirements of (i) Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 5.3 of the Existing Servicing Agreement, with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007, and (B) any Default existing as a result of ACG Finance’s and ACG’s acknowledgements set forth in Section 2.1(c) of the Amendment.
     “Second Lien Indenture” means that certain Indenture, dated as of July 3, 2003, among ACG, ACG Holdings, Inc. and The Bank of New York, as trustee, as amended by the Amended and Restated Indenture.
     “Second Lien Notes” shall means ACG’s 10% Senior Second Secured Notes due 2010 issued pursuant to the Second Lien Indenture.
     “Second Lien Supplemental Notes” shall have the meaning ascribed to it in the Recitals hereto.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment have the meanings provided in the Amended Credit Agreement.
ARTICLE II
Limited Waiver and Reaffirmation
     Section 2.1 Limited Waiver. (a) The ACG Parties acknowledge that the Pending Defaults will result from ACG Finance’s and ACG’s failure to be able to comply with (i) the financial covenant contained in Section 5.3 of the Existing Servicing Agreement for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, and (ii) the requirement in Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement that ACG’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007. Effective on (and subject to the occurrence of) the Amendment Effective Date, the Lenders hereby waive the Pending Defaults for the period from September 30, 2007 through and including February 15, 2008 (the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 4.03(b) thereof), the Existing Servicing Agreement and the other Loan Documents. This limited waiver shall not modify or affect (i) ACG’s obligation to comply with the terms of Section 5.3 of the Amended Servicing Agreement as measured for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, (ii) ACG’s obligation to comply with the terms of Section 5.3 of the Amended Servicing Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007 and December 31, 2007, (iii) the ACG Parties’ obligation to comply with the terms of Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement for the fiscal year ending nearest March 31, 2007, (iv) the ACG Parties’ obligation to comply with the terms of Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement for any fiscal year other than the one ending nearest March 31, 2007, or (iv) the ACG Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement, the Amended Servicing Agreement or the other Loan Documents.

     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Administrative Agent or any Lender may have under the Amended Credit Agreement, the Amended Servicing Agreement, any other Loan Document, or under applicable law; it being understood that the Administrative Agent and the Lenders may not exercise their rights and remedies with respect to the Pending Defaults during the Waiver Period as long as no other Servicer Default, Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Administrative Agent to waive any other Servicer Default, Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Administrative Agent and the Lenders shall have no obligation to extend the waiver or otherwise amend the Amended Credit Agreement or the Amended Servicing Agreement at the end of the Waiver Period. This limited waiver shall not establish a custom or course of dealing or conduct between the Administrative Agent, any Lender, ACG Finance, ACG or any other ACG Party.
     (c) The ACG Parties acknowledge and agree that unless the Required Lenders further amend the Amended Credit Agreement, the Amended Servicing Agreement and the Amended Contribution Agreement or otherwise agree in writing to continue this waiver beyond February 15, 2008, an Event of Default and a Servicer Default will exist under the Amended Credit Agreement and the Amended Servicing Agreement as of February 15, 2008, for which no grace period or cure period shall apply, and the Administrative Agent and the Lenders may pursue all rights and remedies available to them under the Amended Credit Agreement, the Amended Servicing Agreement, the other Loan Documents and applicable law. The ACG Parties further acknowledge and agree that, to the extent any Servicer Defaults, Defaults or Events of Default (other than the Pending Defaults) now exist or hereafter arise during the Waiver Period, the Administrative Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the Amended Servicing Agreement, the other Loan Documents, and applicable law. The Administrative Agent hereby acknowledges that, to the best of its knowledge as of the date hereof, before giving effect to the foregoing limited waiver, there are no Servicer Defaults, Defaults or Events of Default under the Existing Credit Agreement or the Existing Servicing Agreement other than the Pending Defaults.
     Section 2.2 Reaffirmation of ACG Party Obligations. Each ACG Party hereby ratifies the Amended Credit Agreement and the Amended Servicing Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and the Amended Servicing Agreement and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Loans, in accordance with the terms of the Amended Credit Agreement. Each ACG Party further represents and warrants to the Administrative Agent and the Lenders that none of the ACG Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any ACG Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.

ARTICLE III
Amendments to Loan Documents
Part 1: Amendment to Existing Servicing Agreement
     Effective on (and subject to the occurrence of) the Amendment Effective Date, the Existing Servicing Agreement is hereby amended in accordance with this Article III. Except as so amended, the Existing Servicing Agreement shall continue in full force and effect.
     Section 3.1 Deletion of Definition of “Total Liquidity Measurement Dates”. Section 1.1 of the Existing Servicing Agreement is amended by deleting the definition of “Total Liquidity Measurement Dates”.
     Section 3.2 Amendment of Definition of “Total Liquidity”. The definition of “Total Liquidity” in Section 1.1 of the Existing Servicing Agreement is hereby amended in its entirety to read as follows:
     “Total Liquidity” means the sum of (i) the aggregate amount of all cash and Cash Equivalents (as defined in the ACG Senior Facility) of the Loan Parties (as defined in the ACG Senior Facility) under the ACG Senior Facility and all cash and Cash Equivalents of ACG Finance which are available for distribution to the Parent, (ii) the Aggregate Revolving Commitments (as defined in the ACG Senior Facility) minus the Total Revolving Outstandings (as defined in the ACG Senior Facility), (iii) the amount of ACG Finance’s Availability, and (iv) the amount of additional Availability that would be created under the Credit Agreement (as amended from time to time), as of any date of determination, if the Seller were to transfer all additional qualifying receivables to ACG Finance pursuant to the terms and conditions of the Contribution Agreement (as amended from time to time). For purposes of this definition, cash and Cash Equivalents of the Loan Parties (as defined in the ACG Senior Facility) and ACG Finance shall include (without duplication) all deposits which have been made into lockboxes of the Loan Parties (as defined in the ACG Senior Facility) and Borrower in the ordinary course of business but which have not cleared or been released.
     Section 3.3 Amendment of Section 3.3(f) of the Servicing Agreement. Section 3.3(f) of the Existing Servicing Agreement is hereby amended in its entirety to read as follows:
     (f) Within two (2) Business Days after the Friday of each week, deliver to the Administrative Agent a certificate, in form, detail, and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Servicer, calculating the Total Liquidity as of such preceding Friday.
     Section 3.4 Amendment to Section 5.4 of the Servicing Agreement. Section 5.4 of the Existing Servicing Agreement is hereby amended in its entirety to read as follows:

     5.4 Minimum Total Liquidity. Permit the Total Liquidity as of the close of business on Friday of each week (or if any Friday is not a Business Day, on the immediately preceding Thursday) to be less than $4,000,000.
Part 2: Amendment to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Article III. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.
     Section 3.5. Amendment to Section 2.16 of the Credit Agreement. Section 2.16 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     Section 2.16 Termination or Reduction of Commitments; Commitment Reduction Compensation.
     (a) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, subject to Section 2.16(b), in whole permanently terminate, or from time to time in part permanently reduce (but in no event may the Commitments be reduced to below $20,000,000 without being in whole permanently terminated), the Commitments. Each such partial reduction shall be in the principal amount of $1,000,000 or any integral multiple of $500,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) the Unused Fee accrued on the amount of the Commitments so terminated or reduced through the date thereof; (ii) any amount by which the sum of the Revolving Loans on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid; and (iii) the amount of any Commitment Reduction Compensation due under Section 2.16(b).
     (b) As a result of the impracticability and difficulty of ascertaining and quantifying actual damages to the Lenders caused by early reductions or termination of the Commitments, and by mutual agreement of the Administrative Agent, the Lenders and the Loan Parties as to a reasonable approximation of the damages to the Lenders as a result of any such early reduction or termination, all reductions or early termination of the Commitments that are made pursuant to Section 2.16(a) prior to or on June 30, 2008 shall be accompanied by compensation (the “Commitment Reduction Compensation”) equal in amount to (i) the amount of reduction in the Commitment effected thereby (ii) multiplied by 1%. Any reduction or termination of the Commitments occurring on or after July 1, 2008 shall not be subject or give rise to any Commitment Reduction Compensation.

     Notwithstanding the foregoing, if the Commitments shall be terminated and the unpaid principal amount of the Revolving Loans and all interest and other amounts in respect thereof shall become due and payable prior to the scheduled maturity of such amounts for any reason under Section 7.01, then the Lenders shall be entitled to the Commitment Reduction Compensation as of the date that such amounts become due and payable under Section 7.01. Any Commitment Reduction Compensation payable pursuant to this Section 2.16 shall be presumed to be the amount of damages suffered by the Lenders as a result of the early reduction or termination of the Commitments and the Borrower agrees that it is reasonable under the existing circumstances.
     (c) The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. All commitment and other fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.
ARTICLE IV
Representations and Warranties
     The ACG Parties represent and warrant to the Administrative Agent, the Collateral Agent, the Lenders and each other that, on and as of the Amendment Effective Date, and after giving effect to this Amendment:
     Section 4.1 Authority. Each of the ACG Parties has all the necessary corporate or limited liability company power to make, execute, deliver, and perform this Amendment, has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Amendment and has duly executed and delivered this Amendment. This Amendment and the Loan Documents constitute the legal, valid and binding obligations of each of the ACG Parties that is a party thereto, enforceable against each of them in accordance with their terms except as such enforceability may be subject to (a) the Debtor Relief Laws and (b) general principles of equity.
     Section 4.2 No Legal Obstacle to Agreement. Neither the execution of this Amendment, nor the performance of the Amended Servicing Agreement or the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which an ACG Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to an ACG Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of an ACG Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by an ACG Party of this Amendment, the Amended Servicing Agreement, the Amended Credit Agreement or the transactions contemplated hereby or thereby.

     Section 4.3 Incorporation of Certain Representations. The representations and warranties set forth in Article IV of the Amended Servicing Agreement and in Article III of the Amended Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of the date hereof except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 4.4 Default. No Servicer Default, Default or Event of Default has occurred and is continuing under the Amended Credit Agreement or the Amended Servicing Agreement (other than the Pending Defaults).
ARTICLE V
Conditions to Effectiveness
     This Amendment shall be and become effective as of the Amendment Effective Date provided that each of the conditions set forth in this Article V shall have been satisfied in the determination of the Administrative Agent and the Lenders (or satisfaction thereof has been waived by the Administrative Agent and the Lenders) on or before November 14, 2007. If ACG Finance and ACG fail to satisfy each of the conditions set forth in this Article V prior to 5:00 p.m. (Eastern time) on November 14, 2007, then, at the option of the Administrative Agent and the Required Lenders, upon notice to ACG Finance and ACG, this Amendment shall be null and void.
     Section 5.1 Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of ACG Finance, ACG, the Lenders and the Administrative Agent.
     Section 5.2 Corporate Action. The ACG Parties shall have delivered to the Administrative Agent certified copies of all necessary corporate action taken by each ACG Party approving this Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each ACG Party authorizing the amendments to the Existing Credit Agreement and the Existing Servicing Agreement herein provided for and the execution, delivery and performance of this Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each ACG Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Amendment and any instrument or agreement required hereunder on behalf of each ACG Party, as applicable.
     Section 5.3 Out-of-Pocket Costs. ACG Finance shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Administrative Agent (including the reasonable fees and expenses of the Administrative Agent’s legal counsel), and all other fees and amounts payable to the Administrative Agent in connection with this Amendment.

     Section 5.4 Legal Opinion. The Administrative Agent shall have received a favorable legal opinion, addressed to the Administrative Agent, from ACG Finance’s and ACG’s legal counsel, reasonably acceptable to the Administrative Agent in form and substance, opining, among other matters, that (i) the ACG Parties’ entry into and performance of this Amendment does not contravene the obligations, covenants, or restrictions applicable to the ACG Parties under the Second Lien Indenture or any other material agreement of the ACG Parties, and (ii) the ACG Parties’ execution and delivery of this Amendment has been duly authorized by all necessary corporate action.
     Section 5.5 Effectiveness of Fifth Amendment. Each of the conditions set forth in Part 5 of that certain Fifth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of even date herewith, among ACG, ACG Holdings, Inc., Bank of America, N.A. as administrative agent (“Agent”), and the lenders named therein (the “ACG Lenders”) shall have been satisfied in the determination of the Agent and the ACG Lenders (or satisfaction thereof has been waived by the Agent and the ACG Lenders) in accordance with the terms thereof.
ARTICLE VI
Miscellaneous
     Section 6.1 Reaffirmation of ACG Party Obligations. Each ACG Party hereby ratifies each of the Loan Documents (as amended pursuant to this Amendment) to which it is a party and acknowledges and reaffirms that it is bound by all terms of the Loan Documents to which it is a party. ACG Finance acknowledges and reaffirms that it is responsible for the observance and full performance of the Obligations. Each ACG Party further represents and warrants to the Administrative Agent and the Lenders that none of the ACG Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any ACG Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.
     Section 6.2 Instrument Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 6.3 Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement, the Existing Servicing Agreement and the other Loan Documents shall remain in full force and effect without amendment or modification, express or implied. The entering into this Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement, the Amended Servicing Agreement or any of the other Loan Documents.
     Section 6.4 References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Article V hereof, all references in the Loan

Documents to the “Servicing Agreement” shall be deemed to refer to the Existing Servicing Agreement as amended by this Amendment, and all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Existing Credit Agreement as amended by this Amendment.
     Section 6.5 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.6 Integration. This Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in writing.
     Section 6.7 Further Assurances. ACG Finance and ACG agree to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.8 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.10 Costs, Expenses. ACG agrees to pay on demand any and all reasonable costs and expenses of the Administrative Agent and the Collateral Agent and all other fees and other amounts payable to the Administrative Agent and the Collateral Agent, in each case incurred in connection with the preparation, execution, delivery and administration of this Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) in accordance with the terms of Section 9.03 of the Existing Credit Agreement.
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Execution Copy
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Senior Vice President /CFO

AMERICAN COLOR GRAPHICS FINANCE, LLC
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	President

ACG Amendment and Temporary Waiver Agreement

Execution Copy

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent
By:	/s/ Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director

ACG Amendment and Temporary Waiver Agreement